Exhibit 99.1

For Immediate Release

CNO Financial Group Announces Strategic Investment
in Tennenbaum Capital Partners

CARMEL, Ind. and LOS ANGELES, Ca. April 18, 2016 - CNO Financial Group, Inc. (NYSE: CNO) today announced that it has invested in a non-controlling minority interest in Tennenbaum Capital Partners, LLC (TCP), a Los Angeles-based investment management firm with over $6 billion in committed capital under management. TCP will continue to operate on a stand-alone basis under its present executive leadership. Financial terms of this transaction were not disclosed.

In addition, CNO has agreed to make general account investments over a period of time of approximately $250 million across TCP’s managed funds and strategies, to assist in, and benefit from, TCP’s investment management skill and the overall platform’s continued growth in assets under management. The commitments include investments in TCP’s direct lending and special situation strategies and a $30 million commitment to its publicly traded business development company, TCP Capital Corp. (NASDAQ: TCPC).

“TCP is a compelling investment opportunity for CNO on multiple levels,” said Ed Bonach, CEO of CNO. “They have a long and successful track record in credit-related strategies, which are highly suitable for our long duration lines of business. This relationship provides an opportunity to enhance our investment returns, benefit from access to leading-edge proprietary knowledge, and further diversify our general account investments. CNO’s ownership stake in TCP provides significant upside from expected growth at TCP and current non-life earnings to help utilize our tax loss carryforwards.”

“CNO is a terrific institutional partner for TCP. CNO provides us with investment commitments across our strategies, enhancing our ability to provide capital solutions to borrowers and portfolio companies, supplementing the capital provided by our longstanding institutional investors, as well as growth capital for new initiatives,” said Howard Levkowitz, Co-Founder and Managing Partner of TCP. “We are enthusiastic about the opportunity to partner with them and appreciate their confidence in our ability to deliver strong returns as we continue to grow.”

Sandler O’Neill + Partners, L.P. served as financial advisor and Simpson Thacher & Bartlett LLP acted as legal counsel to CNO in this transaction. Credit Suisse served as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel to TCP.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

About Tennenbaum Capital Partners, LLC
Tennenbaum Capital Partners, LLC ("TCP") is an alternative investment management firm focused on direct lending and special situations for middle-market companies. TCP manages funds and accounts on behalf of global institutional investors. It also manages a publicly-traded business development company, TCP Capital Corp (NASDAQ: TCPC). Since its founding, TCP has invested more than $16 billion in over 425 companies. TCP is headquartered in Los Angeles with additional offices in New York and San Francisco. For more information, please visit: www.tennenbaumcapital.com and www.tcpcapital.com.

Contacts:
CNO Financial Group:
(News Media) Barbara Ciesemier +1.312.396.7461
Barbara.ciesemier@cnoinc.com
(Investors) Erik Helding +1.317.817.4760
Erik.helding@cnoinc.com
TCP:
Jessica Ekeberg +1.310.566.1003
investor.relations@tennenbaumcapital.com

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